Exhibit 23.1


Consent of Independent Auditors


To the Board of Directors
   Winfield Financial Group, Inc.

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated March 14, 2003, except Note 2 which is as of April 23, 2003 and Note 6, which is as of July 22, 2003 relating to the consolidated financial statements of Winfield Financial Group, Inc. for the year ended December 31, 2002 appearing in Winfield's Form 10-KSB, and to our inclusion as a named expert. Our report included an explanatory paragraph regarding the substantial doubt about Winfield's ability to continue as a going concern.


/s/ Malone & Bailey, PLLC
-------------------------
Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas


January 14, 2004